                             Joint Filing Statement

This form is filed jointly by (i) First Reserve GP XI, Inc. ("GP XI Inc."), (ii)
First Reserve GP XI, L.P. ("GP XI LP"), (iii) First Reserve Fund XI, L.P. ("Fund
XI LP"), (iv) FR XI Onshore AIV, L.P. ("AIV LP"), (v) FR XI Onshore AIV, LLC
("AIV LLC"), (vi) FR TLP Investment LLC ("FR TLP LLC"), (vii) Sabine Investor
Holdings LLC ("Sabine Investor Holdings"), and (viii) William E. Macaulay, who collectively form a "group" for purposes of Section 13(d) of the Securities
Exchange Act of 1934, as amended (the "Exchange Act").  Fund XI LP is a limited partnership formed for the purpose of making equity and equity related investments in certain companies.  AIV LP is a sister investment vehicle to Fund
XI LP.  GP XI LP acts as general partner or managing member of various investment entities, including Fund XI LP and AIV LP.  GP XI, Inc. acts as the general partner of GP XI LP.  FR TLP LLC is a wholly owned subsidiary of Fund XI
LP.  AIV LLC is a wholly owned subsidiary of AIV LP.  Fund XI LP, FR TLP LLC,
AIV LLC and GP XI LP collectively own approximately 99.7% of the common units representing limited liability company interests in Sabine Investor Holdings, which is the owner of record of 79,241,916 shares of Common Stock and 2,508,945 shares of Series A Preferred Stock of the Issuer.  Pursuant to the Operating
Agreement of Sabine Investor Holdings, Fund XI LP has the right to appoint a majority of the board of managers of Sabine Investor Holdings.  Mr. Macaulay is a director of GP XI Inc. and has the right to appoint the majority of the board of directors of GP XI Inc.  In the respective foregoing capacities, each of Mr.
Macaulay, GP XI Inc., GP XI LP, AIV LP, AIV LLC, and FR TLP LLC may be deemed to share beneficial ownership of the shares of Common Stock and Series A Preferred
Stock of the Issuer held by
Sabine Investor Holdings.

Except for Sabine Investor Holdings, which holds the securities reported herein directly, each Reporting Person disclaims beneficial ownership of the securities reported herein, except to the extent of such Reporting Person's pecuniary interest therein, and the filing of this statement by the Reporting Persons shall not be deemed an admission that, for purposes of Section 16 of Exchange
Act or otherwise, any of the Reporting Persons is the beneficial owner of the securities
reported herein other than the securities held directly by such Reporting
Person.